EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-163866) on Form S-3 and Registration Statement (No. 333-170692) on Form S-8 of Retail Opportunity Investments Corp. of our reports dated March 11, 2010, relating to our audits of the consolidated financial statements at December 31, 2009 and for the years ended December 31, 2009 and 2008, which appear in this Annual Report on Form 10-K of Retail Opportunity Investments Corp. for the year ended December 31, 2010.

/s/ McGLADREY & PULLEN, LLP
New York, New York

February 25, 2011